UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

August 17, 2005

Date of report (Date of earliest event reported)

Granite City Food & Brewery Ltd.

(Exact name of registrant as specified in its charter)

Minnesota	0-29643	41-1883639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5831 Cedar Lake Road

St. Louis Park, MN 55416

(Address of principal executive offices, including zip code)

(952) 525-2070

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01             ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Employment Agreement with Daniel Bauer

On August 17, 2005, we entered into an at-will employment agreement with Daniel H. Bauer that provides for Mr. Bauer to serve as our Chief Financial Officer, commencing September 13, 2005.  The agreement provides for a minimum base salary of $215,000 per year.  Mr. Bauer will also be eligible to participate in any performance-based cash bonus or equity award plan for senior officers of our company based upon achievement of individual and/or company goals established with respect to each fiscal year by the board or compensation committee.  The extent of Mr. Bauer’s participation in bonus plans is within the discretion of the board or compensation committee provided, however, that for fiscal years 2005 and 2006, Mr. Bauer will be eligible to receive an annual cash bonus of up to $75,000 based upon performance targets that are established by the compensation committee.  Annual performance metrics that may be established by the committee may include, but not be limited to, objective performance criteria such as revenue, IROP, G&A, opening expenses, operating weeks and EBITDA, as well as achievement of individual performance goals.  The annual cash bonus will be pro-rated for 2005.  We have agreed to pay Mr. Bauer’s reasonable housing and commuting expenses for a period of the three months and Mr. Bauer’s moving expenses in the amount of $20,000.

The employment agreement provides that a severance payment equal to 12 months of base salary (and a pro-rata portion of any bonus earned as of the date of termination) will be made if Mr. Bauer’s employment is terminated in connection with a change of control, by our company without cause, or by the officer for good reason, including, but not limited to, a reduction of the officer’s compensation; a reduction of authority and responsibility; a relocation of place of employment; a breach of the employment arrangement by our company; or, following a change of control, Steven J. Wagenheim, our current chief executive officer, ceases to serve in such capacity.  In addition to the foregoing severance payments, we have agreed to pay or reimburse Mr. Bauer for medical (COBRA) benefits for the period covered by the severance payments.  In addition, Mr. Bauer has agreed to certain nondisclosure provisions during the term of his employment and any time thereafter, and certain noninterference and nonrecruitment provisions during the term of his employment and for a period of two years thereafter.

We also authorized the issuance of a non-qualified stock option for the purchase of 175,000 shares of common stock to Mr. Bauer pursuant to the terms of our 2002 Equity Incentive Plan.  The option vests to the extent of 75,000 shares on the date of commencement of employment, 50,000 shares upon the first anniversary of the date of employment, and 50,000 shares upon the second anniversary of employment.  The option is exercisable at $5.00 per share, which was the closing price of our common stock on Nasdaq on August 17, 2005.  The option expires on August 17, 2015.

ITEM 5.02   DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

(c)           On August 17, 2005, we announced that Daniel H. Bauer will serve as our Chief Financial Officer, commencing September 13, 2005.  Mr. Bauer, age 43, most recently served as Senior Vice President of Finance of Cajun Operating Company, a position he assumed in January 2005 following the acquisition by such entity of Church’s Chicken from AFC Enterprises.  From September 2003 to January 2005, Mr. Bauer served as Divisional CFO of Church’s Chicken, a quick service restaurant chain with over 1,500 locations in 15 countries.  From 1997 to September 2003, Mr. Bauer was employed at AFC Enterprises, then the parent company of Church’s Chicken, Cinnabon, Seattle Coffee Company, Chesapeake Bagel Bakery and Popeye’s Chicken and Biscuits, most recently serving as Vice President – Finance and Tax.  From 1988 to 1996, Mr. Bauer was employed at Price Waterhouse, most recently serving as a senior manager.  There are no familial relationships between Mr. Bauer and any other officer or director of our company.  Each of our executive officers is appointed to serve until his or her successor is duly appointed or his or her earlier removal or resignation from office.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Granite City Food & Brewery Ltd.

Date: August 19, 2005	By:	/s/ Monica A. Underwood
Monica A. Underwood
Interim Chief Financial Officer and Corporate Controller